UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:	June 8, 2007
(Date of earliest event reported)	(June 6, 2007)

Multimedia Games, Inc.

(Exact Name of Registrant as Specified in its Charter)

001-14551

(Commission File Number)

Texas	74-2611034
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

206 Wild Basin Rd., Bldg. B, Suite 400, Austin, Texas	78746 (Zip Code)
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (512) 334-7500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2007, MGAM Systems, Inc. and Megabingo, Inc. (together, the “Subsidiaries”), each a Delaware corporation and wholly-owned subsidiary of Multimedia Games, Inc., a Texas corporation (“Multimedia Games”), entered into a Letter Agreement, dated as of such date, with Comerica Bank and CIT Lending Services Corporation (the “Letter Agreement”), amending the $150 million Revolving Credit Agreement dated as of April 27, 2007 by and among the Subsidiaries, financial institutions from time to time signatory thereto, and Comerica Bank, as agent for such financial institutions (the “Existing Agreement”). The Letter Agreement amends the Existing Agreement to remove the requirement that the initial $15 million worth of shares of its capital stock that Multimedia Games is permitted to redeem under exceptions to the restrictive covenants in the Existing Agreement must be redeemed within 60 days of the date of the Existing Agreement, such date 60 days after the date of the Existing Agreement being June 26, 2007.

By removing the 60 day requirement, the Letter Agreement facilitates Multimedia Games’ tender offer, commenced June 8, 2007 and expiring, unless extended, at 5:00 p.m., New York City time on July 10, 2007, in which Multimedia Games will spend up to $25 million to repurchase up to 2,040,816 shares of its common stock, or up to 7.32% of its outstanding shares as of May 31, 2007, for cash, at a price per share not greater than $13.50 and not less than $12.25.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this report by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Letter Agreement by and among MGAM Systems, Inc., Megabingo, Inc., Comerica Bank and CIT Lending Services Corporation dated as of June 6, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTIMEDIA GAMES, INC.

Dated: June 8, 2007	By:	/s/ Clifton E. Lind
Clifton E. Lind Chief Executive Officer (Principal Executive Officer)